Exhibit 15.1

Our ref	RDS/660874-000001/10931381v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Xunlei Limited

7/F Block 11, Shenzhen Software Park

Ke Ji Zhong 2nd Road, Nanshan District

Shenzhen, 518057

The People’s Republic of China

20 April 2017

Dear Sirs

Xunlei Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Xunlei Limited, an exempted limited liability company incorporated in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2016 ("Form 20-F").

We hereby consent to the reference of our name under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" in the Form 20-F.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP